Exhibit 99.1
COASTAL FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER 2022 RESULTS
Company Release: January 27, 2023
Fourth Quarter 2022 Highlights:
•Quarterly net income of $13.1 million, or $0.96 per diluted common share, for the three months ended December 31, 2022, compared to $11.1 million, or $0.82 per diluted common share for the three months ended September 30, 2022.
•Total assets increased $10.7 million, or 0.3%, to $3.14 billion for the quarter ended December 31, 2022, compared to $3.13 billion at September 30, 2022.
•Loan growth of $119.4 million, or 4.8%, to $2.63 billion for the three months ended December 31, 2022.
◦CCBX loans increased $96.9 million, or 10.6%, to $1.0 billion.
◦Community bank loans increased $22.4 million, or 1.4%, to $1.61 billion.
▪PPP loans decreased $1.1 million, or 18.9%, to $4.7 million.
•Deposits decreased $19.5 million, or 0.7%, to $2.82 billion for the three months ended December 31, 2022.
◦CCBX deposit growth of $77.0 million, or 6.4%, to $1.28 billion.
▪Additional $225.0 million in CCBX deposits transferred off balance sheet.
◦Community bank deposits decreased $96.6 million, or 5.9%, to $1.54 billion and community bank cost of deposits was 0.37%.
•Total revenue increased $12.7 million, or 15.2%, for the three months ended December 31, 2022, compared to September 30, 2022.
•Total revenue excluding BaaS credit enhancements and BaaS fraud enhancements(1) increased $4.3 million, or 8.0%, to $58.3 million for the three months ended December 31, 2022.
•On November 1, 2022 the Company completed its private placement of $20.0 million in fixed-to-floating rate subordinated notes due November 1, 2032; the intention is to use net proceeds from the offering for general corporate purposes.

2022 Highlights:

•Total assets increased $509.0 million, or 19.3%, to $3.14 billion for the year ended December 31, 2022, compared to $2.64 billion at December 31, 2021.
•Total deposits increased $453.7 million, or 19.2%, to $2.82 billion for the year ended December 31, 2022, compared to $2.36 billion at December 31, 2021.
◦CCBX deposits increased $563.0 million, or 78.6%, during the year ended December 31, 2022.
◦Community bank deposits decreased $109.3 million, or 6.6%, during the year ended December 31, 2022
•Loan growth of $884.5 million, or 50.8%, to $2.63 billion for the year ended December 31, 2022, compared to $1.74 billion for the year ended December 31, 2021.
◦CCBX loans increased $665.8 million, or 192.1%.
◦Community bank loans increased $218.7 million, or 15.7%.
▪PPP loans decreased $107.1 million, or 95.8%, to $4.7 million.
•Net income increased $13.6 million, or 50.4%, to $40.6 million for the year ended December 31, 2022, or $3.01 per diluted common share, compared to $27.0 million, or $2.16 per diluted common share, for the year ended December 31, 2021.
•Total revenue increased $57.3 million, or 147.3% for the year ended December 31, 2022, compared to the year ended December 31, 2021.
•Total revenue excluding BaaS credit enhancements and BaaS fraud enhancements(1) increased $29.6 million, or 103.5%, to $190.5 million for the year ended December 31, 2022, compared to $97.0 million for the year ended December 31, 2021.
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

•Loan losses (net charge-offs) for the year ended December 31, 2022:
◦Community bank: $32,000.
◦Holding Company: $350,000.
◦CCBX: $33.3 million; $33.1 million covered by credit enhancements.

Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), the holding company for Coastal Community Bank (the “Bank”), today reported unaudited financial results for the quarter ended December 31, 2022.  Quarterly net income for the fourth quarter of 2022 was $13.1 million, or $0.96 per diluted common share, compared with net income of $11.1 million, or $0.82 per diluted common share, for the third quarter of 2022, and $7.3 million, or $0.57 per diluted common share, for the quarter ended December 31, 2021.
Total assets increased $10.7 million, or 0.3%, during the fourth quarter of 2022 to $3.14 billion, from $3.13 billion at September 30, 2022. Loan growth of $119.4 million, or 4.8%, during the three months ended December 31, 2022 to $2.63 billion, compared to $2.51 billion at September 30, 2022 . Loan growth included CCBX loan growth of $96.9 million, or 10.6%, and an increase of $22.4 million, or 1.4% in community bank loans, which is net of $1.1 million in PPP loan forgiveness/repayments. Deposits decreased $19.5 million, or 0.7%, during the three months ended December 31, 2022 and included CCBX deposit growth of $77.0 million, or 6.4%, and a decrease in community bank deposits of $96.6 million, or 5.9%.
“Loans increased $119.4 million, or 4.8%, in the three months ended December 31, 2022, with $96.9 million of that growth in our CCBX segment, which provides Banking as a Service (“BaaS”). Our CCBX segment has grown to $1.0 billion in loans receivable, or 38.5% of total loans receivable, and our community bank loans have grown to $1.6 billion in loans receivable, as of December 31, 2022.  Additionally, we sold excess loans back to our partners to help partners manage credit and interest rate risk. During the quarter ended December 31, 2022 we allowed some community bank deposits to run off in order to manage our our deposit costs, resulting in deposits decreasing $19.5 million, or 0.7%, during the three months ended December 31, 2022. Community bank cost of deposits was 0.37% for the quarter ended December 31, 2022.
For the quarter ended December 31, 2022 we had net income of $13.1 million, an increase of $2.0 million, or 18.2%, over the quarter ended September 30, 2022.
“We are so proud to have recently received the Everett Herald Readers Choice Best of Snohomish County in three categories; Best Place to Work, Best Mortgage, and Best Bank. This recognition reflects our strong commitment to our community bank roots. We are also pleased that Coastal World, www.coastalworld.com, an immersive 3D web platform that promotes, educates and informs visitors about digital banking solutions through our fintech partners is garnering recognition, and was awarded site of the day and site of the month from three major outlets and was nominated as site of the year as well”, stated Eric Sprink, the CEO of the Company and the Bank.
Results of Operations Overview
The Company has one main subsidiary, the Bank which consists of two segments: CCBX and the community bank.  The CCBX segment includes our BaaS activities and the community bank segment includes all other banking activities.  Net interest income was $53.4 million for the quarter ended December 31, 2022, an increase of $4.2 million, or 8.6%, from $49.2 million for the quarter ended September 30, 2022, and an increase of $28.7 million, or 116.3%, from $24.7 million for the quarter ended December 31, 2021.  Yield on loans receivable was 9.33% for the three months ended December 31, 2022, compared to 8.46% for the three months ended September 30, 2022 and 5.92% for the three months ended December 31, 2021.  The increase in net interest income compared to September 30, 2022 and December 31, 2021, was largely related to increased yield on loans resulting from higher interest rates and growth in higher yielding loans, primarily from CCBX.  Total average loans receivable for the three months ended December 31, 2022 was $2.60 billion, compared to $2.45 billion for the three months ended September 30, 2022, and $1.68 billion for the three months ended December 31, 2021.
Interest and fees on loans totaled $61.2 million for the three months ended December 31, 2022 compared to $52.3 million and $25.1 million for the three months ended September 30, 2022 and December 31, 2021, respectively.  Loan growth of $119.4 million, or 4.8%, during the quarter ended December 31, 2022 included $96.9 million increase in CCBX loans; this includes capital call lines, which decreased $28.3 million, or 16.2%, during the quarter ended December 31, 2022, compared to the quarter ended September 30, 2022.  Capital call lines bear a lower rate of interest, but have less credit risk due to the way the loans are structured compared to other commercial loans.  The increase in interest and fees on loans for the quarter ended December 31, 2022, compared to September 30, 2022 and December 31, 2021, was largely due to growth in higher yielding loans and increased interest rates.  As a result of the Federal Open Market Committee (“FOMC”) raising the target Federal Funds rate 4.25% in 2022, interest rates on our existing variable rate loans are affected, as are the rates on new loans. We continue to monitor the impact of these increases in interest rates. The FOMC last raised the target Federal Funds rate 0.50% on December 14, 2022.
Interest income from interest earning deposits with other banks was $3.1 million at December 31, 2022, an increase of $824,000 compared to September 30, 2022, and an increase of $2.8 million compared to December 31, 2021 due to an increase in interest rates.  The average balance of interest earning deposits with other banks for the three months ended December 31, 2022 was $329.4 million, compared to $397.6 million and $751.8 million for the three months ended September 30, 2022 and December 31, 2021, respectively.  Interest earning deposits with other banks decreased as a result of increased loan demand and decreased deposits compared to the three months ended September 30, 2022.  Interest earning deposits with other banks decreased as a result of increased loan demand compared to the three months ended December 31, 2021.  Additionally, the average yield on these interest earning deposits with other banks increased to 3.73% for the quarter ended December 31, 2022, compared to 2.27% and 0.16% for the quarters ended September 30, 2022 and December 31, 2021, respectively.
Interest expense was $11.6 million for the quarter ended December 31, 2022, a $5.3 million increase from the quarter ended September 30, 2022 and a $10.8 million increase from the quarter ended December 31, 2021. Interest expense on borrowed funds was $537,000 for the quarter ended December 31, 2022, compared to $273,000 and $327,000 for the quarters ended September 30, 2022 and December 31, 2021, respectively. Interest expense on borrowed funds increased $264,000 compared to the three months ended September 30, 2022, as a result of an increase of $20.0 million in subordinated debt, which closed on November 1, 2022, combined with the increase in interest rates. The $210,000 increase in interest expense on borrowed funds from the quarter ended December 31, 2021 is the result of an increase in interest rates partially offset by a decrease in Federal Home Loan Bank borrowings, which were paid off in the first quarter of 2022. Interest expense on interest bearing deposits increased $5.3 million for the quarter ended December 31, 2022, compared to the quarter ended September 30, 2022, and $10.5 million compared to the quarter ended December 31, 2021 as a result an increase in CCBX deposits that are tied to and reprice when the FOMC raises rates, just like our CCBX loans which also reprice when the FOMC raises interest rates.  Additionally, as a result of the interest rate increases, a significant portion of CCBX deposits that were not earning interest were reclassified to interest bearing deposits from noninterest bearing deposits during the first and second quarters of 2022, which also contributed to the increase in interest expense compared to December 31, 2021. These CCBX deposits were reclassified because the current interest rate exceeded the minimum interest rate set in their respective program agreements, as a result of the first and second quarter 2022 interest rate increases. We do not expect additional CCBX deposits will be reclassified as a result of future rate increases.
Total cost of deposits was 1.56% for the three months ended December 31, 2022, 0.82% for the three months ended September 30, 2022, and 0.09%, for the three months ended December 31, 2021. Community bank and CCBX cost of deposits were 0.37% and 3.13% respectively, for the three months ended December 31, 2022, compared to 0.16% and 1.79%, for the three months ended September 30, 2022, and 0.12% and 0.02% for the three months ended December 31, 2021. The increase in cost of deposits for the three months ended December 31, 2022 compared to the prior periods for both segments is a result of increased interest rates. Also impacting CCBX cost of deposits was the reclassification of deposits from noninterest bearing to interest bearing in the first two quarters of 2022. Any additional interest rate increases will increase our cost of deposits and result in higher interest expense on interest bearing deposits.
Net Interest Margin
Net interest margin was 6.96% for the three months ended December 31, 2022, compared to 6.58% and 3.95% for the three months ended September 30, 2022 and December 31, 2021, respectively.  The increase in net interest margin compared to the three months ended September 30, 2022 and December 31, 2021, was largely a result of increased volume and an increase in higher interest rates on new loans and on existing variable rate loans as they reprice.  Loans receivable increased $119.4 million and $884.5 million, compared to September 30, 2022 and December 31, 2021, respectively.  Additionally, the Fed Funds interest rate increases have resulted in existing, variable rate loans repricing to higher interest rates.  Interest on loans receivable increased $8.9 million, or 17.0%, to $61.2 million for the three months ended December 31, 2022, compared to $52.3 million for the three months ended September 30, 2022, and $25.1 million for the three months ended December 31, 2021.  Also contributing to the increase in net interest margin compared to the three months ended September 30, 2022 and December 31, 2021, was $824,000 and $2.8 million increase in interest on interest earning deposits, respectively.  These interest earning deposits earned an average rate of 3.73% for the quarter ended December 31, 2022, compared to 2.27% and 0.16% for the quarters ended September 30, 2022 and December 31, 2021, respectively.  Average investment securities decreased $2.2 million to $101.5 million for the three months ended December 31, 2022 compared to the three months ended September 30, 2022, and increased $64.5 million compared to the three months ended December 31, 2021. Interest on investment securities increased $3,000 for the three months ended December 31, 2022 compared to the three months ended September 30, 2022. Investment securities increased $554,000 compared to December 31, 2021, as a result of the increase in average outstanding balance coupled with increased yield, which also positively impacted net interest margin.  These increases in interest income were partially offset by increases in interest expense on interest bearing deposits, as previously discussed.
Cost of funds was 1.61% for the quarter ended December 31, 2022, an increase of 76 basis points from the quarter ended September 30, 2022 and an increase of 147 basis points from the quarter ended December 31, 2021. Cost of deposits for the quarter ended December 31, 2022 was 1.56%, compared to 0.82% for the quarter ended September 30, 2022, and 0.09% for the quarter ended December 31, 2021. The increased cost of funds and deposits compared to September 30, 2022 and December 31, 2021 was largely due to the increase in interest rates compared to the previous periods and growth in deposits compared to December 31, 2021.
During the quarter ended December 31, 2022, total loans receivable increased by $119.4 million, or 4.8%, to $2.63 billion, compared to $2.51 billion for the quarter ended September 30, 2022.  The increase consists of $96.9 million in CCBX loan growth and $22.4 million in community bank loan growth. Community bank loan growth is net of $1.1 million in PPP loan forgiveness/repayments. Total loans receivable grew $884.5 million as of December 31, 2022, compared to the quarter ended December 31, 2021.  This increase includes CCBX loan growth of $665.8 million and community bank loan growth of $218.7 million. Community bank loan growth is net of $107.1 million in PPP loan forgiveness/repayments as of December 31, 2022 compared to December 31, 2021.  During the quarter ended December 31, 2022, $24.4 million in CCBX loans were transferred into loans held for sale, with $67.7 million in loans sold during the quarter and no loans remaining in loans held for sale as of December 31, 2022; compared to $43.3 million held for sale as of September 30, 2022.
Total yield on loans receivable for the quarter ended December 31, 2022 was 9.33%, compared 8.46% for the quarter ended September 30, 2022, and 5.92% for the quarter ended December 31, 2021. This increase in yield on loans receivable is a combination of an overall increase in interest rates, repricing of variable rate loans as well as additional volume in higher rate consumer loans from CCBX partners.  During the quarter ended December 31, 2022, CCBX loans outstanding increased 10.6%, or $96.9 million, compared to September 30, 2022, with an average CCBX yield of 15.20% and community bank loans increased 1.4%, or $22.4 million, September 30, 2022, with an average yield of 5.70%.   The yield on CCBX loans does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and servicing CCBX loans.  Net BaaS loan income(2) divided by average CCBX loans outstanding was 8.33% for the quarter ended December 31, 2022 and was impacted by the $28.3 million decline in capital call lines during the quarter that are priced at prime minus 0.50%.
The following table summarizes the average yield on loans receivable and cost of deposits for each segment for the periods indicated:

	For the Three Months Ended						For the Twelve Months Ended
	December 31, 2022		September 30, 2022		December 31, 2021		December 31, 2022		December 31, 2021
	Yield on Loans	Cost of Deposits	Yield on Loans	Cost of Deposits	Yield on Loans	Cost of Deposits	Yield on Loans	Cost of Deposits	Yield on Loans	Cost of Deposits
Community Bank	5.70%	0.37%	5.31%	0.16%	5.89%	0.12%	5.32%	0.18%	4.90%	0.14%
CCBX (1)	15.20%	3.13%	13.96%	1.79%	6.13%	0.02%	13.85%	1.57%	4.46%	0.03%
Consolidated	9.33%	1.56%	8.46%	0.82%	5.92%	0.09%	8.12%	0.71%	4.86%	0.12%
(1)CCBX yield on loans does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and servicing CCBX loans.  To determine Net BaaS loan income earned from CCBX loan relationships, the Company takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income which can be compared to interest income on the Company’s community bank loans.
(2) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

The following tables illustrates how BaaS loan interest income is affected by BaaS loan interest expense resulting in net BaaS loan income and the associated yield:

	For the Three Months Ended
	December 31, 2022		September 30, 2022		December 31, 2021
(dollars in thousands, unaudited)	Income / Expense	Income / expense divided by average CCBX loans (2)	Income / Expense	Income / expense divided by average CCBX loans(2)	Income / Expense	Income / expense divided by average CCBX loans (2)
BaaS loan interest income	$38,086	15.20%	$31,449	13.96%	$3,771	6.13%
Less: BaaS loan expense	17,215	6.87%	15,560	6.91%	2,368	3.85%
Net BaaS loan income (1)	$20,871	8.33%	$15,889	7.05%	$1,403	2.28%
Average BaaS Loans	$994,080		$893,655		$244,038

	For the Twelve Months Ended
	December 31, 2022		December 31, 2021
(dollars in thousands; unaudited)	Income / Expense	Income / expense divided by average CCBX loans	Income / Expense	Income / expense divided by average CCBX loans
BaaS loan interest income	$102,808	13.85%	$6,532	4.46%
Less: BaaS loan expense	53,294	7.18%	2,976	2.03%
Net BaaS loan income (1)	$49,514	6.67%	$3,556	2.43%
Average BaaS Loans	$742,392		$146,304
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(2) Annualized calculations shown for quarterly periods presented.

The following table illustrates the net BaaS loan income spread for the periods indicated:

	For the Three Months Ended
(unaudited)	December 31, 2022	September 30, 2022	December 31, 2021
Net BaaS loan income (1)(2)	8.33%	7.05%	2.28%
CCBX cost of deposits(2)	3.13%	1.79%	0.02%
Net BaaS loan income interest rate spread (1)	5.20%	5.26%	2.26%

	For the Twelve Months Ended
(unaudited)	December 31, 2022	December 31, 2021
Net BaaS loan income (1)	6.67%	2.43%
CCBX cost of deposits	1.57%	0.03%
Net BaaS loan income interest rate spread (1)	5.10%	2.40%
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(2) Annualized calculations shown for quarterly periods presented.

Key Performance Ratios
Return on average assets (“ROA”) was 1.66% for the quarter ended December 31, 2022 compared to 1.45% and 1.14% for the quarters ended September 30, 2022 and December 31, 2021, respectively.  ROA for the quarter ended December 31, 2022, was impacted by an increase in loan volume and overall higher interest rates on interest earning assets, compared to the quarters ended September 30, 2022 and December 31, 2021.

The following table shows the Company’s key performance ratios for the periods indicated.

	Three Months Ended					Twelve Months Ended
(unaudited)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Return on average assets (1)	1.66%	1.45%	1.41%	0.93%	1.14%	1.38%	1.24%
Return on average equity (1)	21.86%	19.36%	18.86%	12.12%	16.80%	18.24%	17.24%
Yield on earnings assets (1)	8.47%	7.38%	5.94%	4.58%	4.09%	6.68%	3.90%
Yield on loans receivable (1)	9.33%	8.46%	7.34%	6.80%	5.92%	8.12%	4.86%
Cost of funds (1)	1.61%	0.85%	0.29%	0.14%	0.14%	0.75%	0.18%
Cost of deposits (1)	1.56%	0.82%	0.25%	0.09%	0.09%	0.71%	0.12%
Net interest margin (1)	6.96%	6.58%	5.66%	4.45%	3.95%	5.97%	3.73%
Noninterest expense to average assets (1)	5.97%	6.66%	5.29%	4.52%	3.29%	5.65%	2.90%
Noninterest income to average assets (1)	5.43%	4.48%	3.53%	3.27%	2.22%	4.23%	1.29%
Efficiency ratio	48.94%	61.12%	58.38%	59.34%	54.08%	56.26%	58.82%
Loans receivable to deposits (2)	93.25%	89.92%	86.54%	76.24%	73.73%	93.25%	73.73%
(1)Annualized calculations shown for quarterly periods presented.
(2)Includes loans held for sale.
Noninterest Income
The following table details noninterest income for the periods indicated:

	Three Months Ended
	December 31,	September 30,	December 31,
(dollars in thousands; unaudited)	2022	2022	2021
Deposit service charges and fees	$946	$986	$930
Mortgage broker fees	25	24	218
Unrealized (loss) gain on equity securities, net	(18)	(133)	(3)
Gain on sales of loans, net	—	—	29
Other	273	236	397
Noninterest income, excluding BaaS program income and BaaS indemnification income	1,226	1,113	1,571
Servicing and other BaaS fees	1,001	1,079	1,421
Transaction fees	964	940	280
Interchange fees	785	738	368
Reimbursement of expenses	857	885	295
BaaS program income	3,607	3,642	2,364
BaaS credit enhancements	31,164	17,928	9,076
Baas fraud enhancements	6,818	11,708	1,209
BaaS indemnification income	37,982	29,636	10,285
Total noninterest income	$42,815	$34,391	$14,220
Noninterest income was $42.8 million for the three months ended December 31, 2022, an increase of $8.4 million from $34.4 million for the three months ended September 30, 2022, and an increase of $28.6 million from $14.2 million for the three months ended December 31, 2021.  The increase in noninterest income over the quarter ended September 30, 2022 was primarily due to an increase of $8.3 million in BaaS income.  The $8.3 million increase in BaaS income included a $13.2 million increase in BaaS credit enhancements related to the allowance for loan losses and reserve for unfunded commitments, a $4.9 million decrease in BaaS fraud enhancements, and a decrease of $35,000 in BaaS program income (see “Appendix B” for more information on the accounting for BaaS allowance for loan losses, reserve for unfunded commitments and credit and fraud enhancements). The $28.6 million increase in noninterest income over the quarter ended December 31, 2021 was primarily due to a $28.9 million increase in BaaS income. The $28.9 million increase in BaaS income included a $22.1 million increase in BaaS credit enhancements, a $5.6 million increase in BaaS fraud enhancements and a $1.2 million increase in other BaaS program income.
Our CCBX segment continues to evolve, and we now have 27 relationships, at varying stages, as of December 31, 2022.    We continue to refine the criteria for CCBX partnerships and are exiting relationships where it makes sense for both parties and are focusing more on selecting larger and more established partners, with experienced management teams, existing customer bases and strong financial positions.
The following table illustrates the activity and evolution in CCBX relationships for the periods presented. During the quarter ended December 31, 2022, a couple partners wound down their CCBX programs; these programs were not material in terms of income and sources of funds or loans.

	As of
(unaudited)	December 31, 2022	September 30, 2022	December 31, 2021
Active	19	19	19
Friends and family / testing	1	2	1
Implementation / onboarding	0	0	5
Signed letters of intent	5	5	3
Wind down - preparing to exit relationship	2	3	0
Total CCBX relationships	27	29	28
The following table details noninterest expense for the periods indicated:

Noninterest Expense

	Three Months Ended
	December 31,	September 30,	December 31,
(dollars in thousands; unaudited)	2022	2022	2021
Salaries and employee benefits	$14,399	$14,506	$10,541
Legal and professional fees	2,799	2,251	951
Data processing and software licenses	1,768	1,670	1,494
Occupancy	1,182	1,147	1,043
Point of sale expense	710	742	195
FDIC assessments	550	850	812
Director and staff expenses	515	475	393
Marketing	109	69	107
Excise taxes	702	588	435
Other	335	1,522	1,502
Noninterest expense, excluding BaaS loan and BaaS fraud expense	23,069	23,820	17,473
BaaS loan expense	17,215	15,560	2,368
BaaS fraud expense	6,819	11,707	1,209
BaaS loan and fraud expense	24,034	27,267	3,577
Total noninterest expense	$47,103	$51,087	$21,050
Total noninterest expense decreased to $47.1 million for the three months ended December 31, 2022, compared to $51.1 million for the three months ended September 30, 2022 and increased from $21.1 million for the three months ended December 31, 2021. The decrease in noninterest expense for the quarter ended December 31, 2022, as compared to the quarter ended September 30, 2022, was primarily due to a $3.2 million decrease in BaaS expense (of which $4.9 million is related to a decrease in partner fraud expense partially offset by an increase of $1.7 million in partner loan expense).  Partner loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, and servicing CCBX loans. Partner fraud expense represents non-credit fraud losses on partner’s customer loan and deposit accounts, a portion of this expense is realized during the quarter, and a portion is estimated based on historical or other information from our partners.  Also contributing to the decrease in noninterest expense compared to September 30, 2022 is a $1.2 million decrease in other expenses, which is related to reduction in the unfunded commitment reserve of $1.1 million.

The increase in noninterest expenses for the quarter ended December 31, 2022 compared to the quarter ended December 31, 2021 were largely due to an increase of $20.5 million in BaaS partner expense ($14.8 million of which is related to partner loan expense and $5.6 million of which is related to partner fraud expense), $3.9 million increase in salary and employee benefits related to hiring staff for CCBX and additional staff for our ongoing growth initiatives and $1.8 million increase in legal and professional fees due to increased fees related to data and risk management, and increased consulting expenses for projects and enhanced monitoring. Additionally, there was a $515,000 increase in point of sale expenses which is attributed to increased CCBX activity. Partially offsetting the increase in noninterest expense compared to December 31, 2021 is a $1.2 million decrease in other expenses, which is related to reduction in the unfunded commitment reserve of $1.5 million.
The provision for income taxes was $2.4 million for the three months ended December 31, 2022, $3.0 million for the three months ended September 30, 2022 and $1.6 million for the fourth quarter of 2021.  The Company is subject to various state taxes that are assessed as CCBX activities and employees expand into other states, which has increased the overall tax rate used in calculating the provision for income taxes in the current and future periods. The effective tax rate was lower for the three months ended December 31, 2022 due to an update in the state apportionment of the revenues in the states in which we operate combined with tax benefits that resulted from the exercise of stock awards. The Company uses a federal statutory tax rate of 21.0% as a basis for calculating provision for federal income taxes and 2.62% for calculating the provision for state taxes.
Financial Condition Overview
Total assets increased $10.7 million, or 0.3%, to $3.14 billion at December 31, 2022 compared to $3.13 billion at September 30, 2022.  The increase is primarily due to loans receivable increasing $119.4 million during the quarter ended December 31, 2022.  Partially offsetting the increase in loans for the quarter ended December 31, 2022 was a $63.8 million decrease in interest earning deposits with other banks, resulting from increased loan demand and decreased customer deposits.  Additionally, there were no loans held for sale at December 31, 2022, a decrease of $43.3 million, compared to the quarter ended September 30, 2022.

Total assets increased $509.0 million, or 19.3%, at December 31, 2022, compared to $2.64 billion at December 31, 2021.  The increase is primarily due to loans receivable increasing $884.5 million, and an increase of $61.7 million in investment securities.  Partially offsetting the increase is a $489.2 million decrease in interest earning deposits with other banks, resulting from increased loan demand and funds being shifted from interest earning deposits with other banks to loans, compared to December 31, 2021.
Loans Receivable
Total loans receivable increased $119.4 million to $2.63 billion at December 31, 2022, from $2.51 billion at September 30, 2022, and increased $884.5 million from $1.74 billion at December 31, 2021.  The increase in loans receivable over the quarter ended September 30, 2022 was the result of $96.9 million in CCBX loan growth and $22.4 million in community bank loan growth. Community bank loan growth is net of $1.1 million in PPP loan forgiveness/repayments compared to the quarter ended September 30, 2022.  The change in loans receivable over the quarter ended December 31, 2021 includes CCBX loan growth of $665.8 million and $218.7 million in community bank loan growth as of December 31, 2022.  Community bank loan growth is net of $107.1 million in PPP loan forgiveness and paydowns since December 31, 2021.

The following table summarizes the loan portfolio at the period indicated:

	As of December 31, 2022		As of September 30, 2022		As of December 31, 2021
(dollars in thousands; unaudited)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial and industrial loans:
PPP loans	$4,699	0.2%	$5,794	0.2%	$111,813	6.4%
Capital call lines	146,029	5.5	174,311	6.9	202,882	11.5
All other commercial & industrial loans	161,900	6.1	159,823	6.4	104,365	6.0
Total commercial and industrial loans:	312,628	11.8	339,928	13.5	419,060	23.9
Real estate loans:
Construction, land and land development	214,055	8.1	224,188	8.9	183,594	10.5
Residential real estate	449,157	17.1	402,781	16.0	204,389	11.7
Commercial real estate	1,048,752	39.8	1,024,067	40.7	835,587	47.7
Consumer and other loans	608,771	23.2	523,536	20.9	108,871	6.2
Gross loans receivable	2,633,363	100.0%	2,514,500	100.0%	1,751,501	100.0%
Net deferred origination fees - PPP loans	(82)		(111)		(3,633)
Net deferred origination fees - all other loans	(6,025)		(6,500)		(5,133)
Loans receivable	$2,627,256		$2,507,889		$1,742,735
Loan Yield (1)	9.33%		8.46%		5.92%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.
Please see Appendix A for additional loan portfolio detail regarding industry concentrations.
The following tables detail the community bank and CCBX loans which are included in the total loan portfolio table above.

Community Bank	As of
	December 31, 2022		September 30, 2022		December 31, 2021
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
PPP loans	$4,699	0.3%	$5,794	0.4%	$111,813	8.0%
All other commercial & industrial loans	146,982	9.1	143,808	9.0	104,365	7.4
Real estate loans:
Construction, land and land development loans	214,055	13.2	224,188	14.0	183,594	13.1
Residential real estate loans	204,581	12.6	198,871	12.5	167,502	11.9
Commercial real estate loans	1,048,752	64.7	1,024,067	64.0	835,587	59.5
Consumer and other loans:
Other consumer and other loans	1,725	0.1	2,220	0.1	2,034	0.1
Gross Community Bank loans receivable	1,620,794	100.0%	1,598,948	100.0%	1,404,895	100.0%
Net deferred origination fees	(6,042)		(6,628)		(8,835)
Loans receivable	$1,614,752		$1,592,320		$1,396,060
Loan Yield(1)	5.70%		5.31%		5.89%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

CCBX	As of
	December 31, 2022		September 30, 2022		December 31, 2021
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
Capital call lines	$146,029	14.4%	$174,311	19.0%	$202,882	58.6%
All other commercial & industrial loans	14,918	1.5	16,015	1.8	—	0.0
Real estate loans:
Residential real estate loans	244,576	24.2	203,910	22.3	36,887	10.6
Consumer and other loans:
Credit cards	279,644	27.6	216,995	23.7	11,429	3.3
Other consumer and other loans	327,402	32.3	304,321	33.2	95,408	27.5
Gross CCBX loans receivable	1,012,569	100.0%	915,552	100.0%	346,606	100.0%
Net deferred origination (fees) costs	(65)		17		69
Loans receivable	$1,012,504		$915,569		$346,675
Loan Yield - CCBX (1)(2)	15.20%		13.96%		6.13%

(1)CCBX yield does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements and servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.
Deposits
Total deposits decreased $19.5 million, or 0.7%, to $2.82 billion at December 31, 2022 from $2.84 billion at September 30, 2022. The decrease was due to a $41.3 million decrease in core deposits, combined with a $4.4 million decrease in time deposits, partially offset by a $26.2 million increase in BaaS-brokered deposits. We believe our decrease in deposits is primarily the result of significantly higher deposit rates being offered by competitors and depositors investing in the market. Deposits in our CCBX segment increased $77.0 million, from $1.20 billion at September 30, 2022, to $1.28 billion at December 31, 2022 and community bank deposits decreased $96.6 million to $1.54 billion at December 31, 2022. The deposits from our CCBX segment are predominately classified as interest bearing, or NOW and money market accounts, but a portion of such CCBX deposits may be classified as brokered deposits as a result of the relationship agreement. During the quarter ended December 31, 2022, noninterest bearing deposits decreased $38.2 million, or 4.7%, to $775.0 million from $813.2 million at September 30, 2022. In the quarter ended December 31, 2022 compared to the quarter ended September 30, 2022, NOW and money market accounts decreased $2.7 million, savings deposits decreased $391,000, and time deposits decreased $4.4 million. Partially offsetting those decreases is an increase of $26.2 million in BaaS-brokered deposits.
Total deposits increased $453.7 million, or 19.2%, to $2.82 billion at December 31, 2022 compared to $2.36 billion at December 31, 2021. The increase is largely the result of growth in CCBX deposits. Noninterest bearing deposits decreased $580.9 million, or 42.8%, to $775.0 million at December 31, 2022 from $1.4 billion at December 31, 2021. NOW and money market accounts increased $1.01 billion, or 128.5%, to $1.80 billion at December 31, 2022, and savings accounts increased $3.2 million, or 3.0%, and BaaS-brokered deposits increased $30.8 million, or 43.5% while time deposits decreased $14.0 million, or 32.2%, in the fourth quarter of 2022 compared to the fourth quarter of 2021. Additionally, as of December 31, 2022 we have access to $225.0 million in CCBX customer deposits that are currently being transferred off the Bank’s balance sheet to other financial institutions on a daily basis. The Bank could retain these deposits for liquidity and funding purposes if needed. If a portion of these deposits are retained, they would be classified as brokered deposits, however if the entire available balance is retained, they would be non-brokered deposits. Efforts to retain and grow core deposits are evidenced by the high ratios in these categories when compared to total deposits.

The following table summarizes the deposit portfolio for the periods indicated.

	As of December 31, 2022		As of September 30, 2022		As of December 31, 2021
(dollars in thousands; unaudited)	Amount	Percent of Total Deposits	Balance	Percent of Total Deposits	Balance	Percent of Total Deposits
Demand, noninterest bearing	$775,012	27.5%	$813,217	28.7%	$1,355,908	57.4%
NOW and money market	1,804,399	64.0	1,807,105	63.7	789,709	33.4
Savings	107,117	3.8	107,508	3.8	103,956	4.4
Total core deposits	2,686,528	95.3	2,727,830	96.2	2,249,573	95.2
BaaS-brokered deposits	101,546	3.6	75,363	2.6	70,757	3.0
Time deposits less than $100,000	12,596	0.5	13,296	0.5	14,961	0.6
Time deposits $100,000 and over	16,851	0.6	20,577	0.7	28,496	1.2
Total	$2,817,521	100.0%	$2,837,066	100.0%	$2,363,787	100.0%
Cost of Deposits (1)	1.56%		0.82%		0.09%
(1)Cost of deposits is annualized for the three months ended for each period presented.
The following tables detail the community bank and CCBX deposits which are included in the total deposit portfolio table above.

Community Bank	As of
	December 31, 2022		September 30, 2022		December 31, 2021
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$694,179	45.2%	$746,516	45.7%	$719,233	43.7%
NOW and money market	709,490	46.1	748,347	45.8	780,884	47.4
Savings	105,101	6.8	106,059	6.4	103,954	6.3
Total core deposits	1,508,770	98.1	1,600,922	97.9	1,604,071	97.4
Brokered deposits	1	0.0	1	0.0	1	0.0
Time deposits less than $100,000	12,596	0.8	13,296	0.8	14,961	0.9
Time deposits $100,000 and over	16,851	1.1	20,577	1.3	28,496	1.7
Total Community Bank deposits	$1,538,218	100.0%	$1,634,796	100.0%	$1,647,529	100.0%
Cost of deposits(1)	0.37%		0.16%		0.12%
(1)Cost of deposits is annualized for the three months ended for each period presented.

CCBX	As of
	December 31, 2022		September 30, 2022		December 31, 2021
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$80,833	6.3%	$66,701	5.5%	$636,675	88.9%
NOW and money market	1,094,909	85.6	1,058,758	88.1	8,825	1.2
Savings	2,016	0.2	1,449	0.1	2	—
Total core deposits	1,177,758	92.1	1,126,908	93.7	645,502	90.1
BaaS-brokered deposits	101,545	7.9	75,362	6.3	70,756	9.9
Total CCBX deposits	$1,279,303	100.0%	$1,202,270	100.0%	$716,258	100.0%
Cost of deposits (1)	3.13%		1.79%		0.02%
(1)Cost of deposits is annualized for the three months ended for each period presented.
Borrowings
On November 1, 2022, the Company completed its private placement of $20.0 million in fixed-to-floating rate subordinated notes due November 1, 2032 (the “Notes”). The Notes bear interest at a fixed annual rate of 7.00% for the first five years and will reset quarterly thereafter to the then-current three-month Secured Overnight Financing Rate ("SOFR") plus 290 basis points. The Company may redeem the Notes, in whole or in part, on any interest payment date on or after November 1, 2027, or at any time, in whole but not in part, upon certain other specified events prior to the Notes’ maturity on November 1, 2032.

Shareholders’ Equity
During the twelve months ended December 31, 2022, the Company contributed $21.0 million in capital to the Bank.  The Company has a cash balance of $22.9 million as of December 31, 2022, which is retained for general operating purposes, including debt repayment, and for funding $988,000 in commitments to bank technology funds.
Total shareholders’ equity increased $14.8 million since September 30, 2022.  The increase in shareholders’ equity was primarily due to $13.1 million in net earnings and $1.2 million increase from stock options being exercised for the three months ended December 31, 2022.
Capital Ratios
The Company and the Bank remain well capitalized at December 31, 2022, as summarized in the following table.

(unaudited)	Coastal Community Bank	Coastal Financial Corporation	Financial Institution Basel III Regulatory Guidelines
Tier 1 leverage capital	8.56%	7.97%	5.00%
Common Equity Tier 1 risk-based capital	9.77%	8.95%	6.50%
Tier 1 risk-based capital	9.77%	9.08%	8.00%
Total risk-based capital	11.04%	11.99%	10.00%
Asset Quality
The total allowance for loan losses was $74.0 million and 2.82% of loans receivable at December 31, 2022 compared to $59.3 million and 2.36% at September 30, 2022 and $28.6 million and 1.64% at December 31, 2021. The allowance for loan loss allocated to the CCBX portfolio was $53.4 million and 5.27% of CCBX loans receivable at December 31, 2022, with $20.6 million of allowance for loan loss allocated to the community bank or 1.28% of total community bank loans receivable.
The following table details the allocation of the allowance for loan loss as of the period indicated:

	As of December 31, 2022			As of September 30, 2022			As of December 31, 2021
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Loans receivable	$1,614,751	$1,012,505	$2,627,256	$1,592,320	$915,569	$2,507,889	$1,396,060	$346,675	$1,742,735
Allowance for loan losses	(20,636)	(53,393)	(74,029)	(20,139)	(39,143)	(59,282)	(20,299)	(8,333)	(28,632)
Allowance for loan losses to total loans receivable	1.28%	5.27%	2.82%	1.26%	4.28%	2.36%	1.45%	2.40%	1.64%
Provision for loan losses totaled $33.6 million for the three months ended December 31, 2022, $18.4 million for the three months ended September 30, 2022, and $8.9 million for the three months ended December 31, 2021. Net charge-offs totaled $18.9 million for the quarter ended December 31, 2022, compared to $8.5 million for the quarter ended September 30, 2022 and $532,000 for the quarter ended December 31, 2021. Net charge-offs increased due to CCBX partner loans and the reclassification and charge-off of negative deposit accounts. CCBX partner agreements provide for a credit enhancement that covers the net-charge-offs on CCBX loans and negative deposit accounts, except in accordance with the program agreement for one partner where the Company is responsible for credit losses on approximately 10% of a $114.5 million loan portfolio. At December 31, 2022, 10% of this portfolio represented $11.5 million in loans.

The following table details net charge-offs for the core bank and CCBX for the period indicated:

	Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Gross charge-offs	$10	$18,876	$18,886	$411	$8,102	$8,513	$215	$364	$579
Gross recoveries	(3)	(30)	(33)	(3)	(6)	(9)	(47)	—	(47)
Net charge-offs	$7	$18,846	$18,853	$408	$8,096	$8,504	$168	$364	$532
Net charge-offs to average loans (1)	—%	7.52%	2.87%	0.10%	3.59%	1.38%	0.05%	0.59%	0.13%
The increase in the Company’s provision for loan losses during the quarter ended December 31, 2022, is largely related to the provision for loan growth in CCBX partner loans. During the quarter ended December 31, 2022, a $33.1 million provision for loan losses was recorded for CCBX partner loans based on management’s analysis, compared to the $18.7 million provision for loan losses that was recorded for CCBX for the quarter ended September 30, 2022. CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for loan losses. Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by absorbing incurred losses. In accordance with accounting guidance, we estimate and record a provision for probable losses for these CCBX loans and reclassified negative deposit accounts. When the provision for CCBX loan losses and provision for unfunded commitments is recorded, a receivable is also recorded on the balance sheet through noninterest income (BaaS credit enhancements). Incurred losses are recorded in the allowance for loan losses. The receivable is relieved when credit enhancement recoveries are received from the CCBX partner. Although agreements with our CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses by absorbing incurred credit and fraud losses, if our partner is unable to fulfill their contracted obligations then the bank would be exposed to additional loan losses, as a result of this counterparty risk. The factors used in management’s analysis for community bank loan losses indicated that a provision of $504,000 and recapture/adjustment for loan losses of $238,000 was needed for the quarters ended December 31, 2022 and September 30, 2022, respectively. In accordance with the program agreement and for this CCBX partner only, the Company is responsible for credit losses on approximately 10% of a $114.5 million loan portfolio. At December 31, 2022, 10% of this portfolio represented $11.5 million in loans. The partner is responsible for credit losses on approximately 90% of this portfolio and for fraud losses on 100% of this portfolio. The Company earns 100% of the revenue on the aforementioned $11.5 million of loans. The economic environment is continuously changing, due to increased inflation, global unrest, the war in Ukraine, political environment, trade issues that may impact the provision and therefore the allowance. The Company is not required to implement the provisions of the Current Expected Credit Loss ("CECL") accounting standard until January 1, 2023 and continues to account for the allowance for credit losses under the incurred loss model. The Company is on track with its migration and adoption plan for CECL.
The following table details the provision expense for the community bank and CCBX for the period indicated:

	Three Months Ended			Twelve Months Ended
(dollars in thousands; unaudited)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Community bank	$504	$(238)	$243	$719	$1,275
CCBX	33,096	18,666	8,699	78,345	8,640
Total provision expense	$33,600	$18,428	$8,942	$79,064	$9,915
At December 31, 2022, our nonperforming assets were $33.2 million, or 1.06% of total assets, compared to $22.9 million, or 0.73%, of total assets, at September 30, 2022, and $1.7 million, or 0.07% of total assets, at December 31, 2021. These ratios are impacted by the increase in CCBX loans over 90 days delinquent that are covered by CCBX partner credit enhancements. Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by absorbing incurred losses. Under the agreement, the CCBX partner will reimburse the Bank for its loss/charge-off on these loans. Nonperforming assets increased $10.3 million during the quarter ended December 31, 2022, compared to the quarter ended September 30, 2022, due to the addition of $10.3 million in CCBX loans that are past due 90 days or more and still accruing combined with $19,000 more in community bank nonaccrual loans. As a result of the type of loans (primarily consumer loans) originated through our CCBX partners we anticipate that balances 90 days past due or more and still accruing will increase as those loans grow. Installment/closed-end and revolving/open-end consumer loans originated through CCBX lending partners will continue to accrue interest until 120 and 180 days past due, respectively and are reported as substandard, 90 days or more days past due and still accruing. Community bank nonaccrual loans increased with the addition of one new nonaccrual loan partially offset by other nonaccrual principal reductions/charge-offs. There were no repossessed assets or other real estate owned at December 31, 2022. Our nonperforming loans to loans receivable ratio was 1.26% at December 31, 2022, compared to 0.91% at September 30, 2022, and 0.10% at December 31, 2021.
For the quarter ended December 31, 2022, there were $7,000 of community bank net charge-offs and $7.1 million of nonperforming community bank loans. The $6.9 million nonaccrual balance in commercial real estate loans shown below consists of one loan, is well secured with an original loan to value of 62%, and an updated loan to value of 75% as of January 2023. Management anticipates this loan being resolved in the first half of 2023. For the quarter ended December 31, 2022, $18.8 million in net charge-offs were recorded on CCBX loans. These loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for loan losses. In accordance with the program agreement and for this CCBX partner only, the Company is responsible for credit losses on approximately 10% of a $114.5 million loan portfolio. At December 31, 2022, 10% of this portfolio represented $11.5 million in loans. The partner is responsible for credit losses on approximately 90% of this portfolio and for fraud losses on 100% of this portfolio.
The following table details the Company’s nonperforming assets for the periods indicated.

(dollars in thousands; unaudited)	As of December 31, 2022	As of September 30, 2022	As of December 31, 2021
Nonaccrual loans:
Commercial and industrial loans	$113	$94	$166
Real estate loans:
Construction, land and land development	66	66	—
Residential real estate	—	—	55
Commercial real estate	6,901	6,901	—
Total nonaccrual loans	7,080	7,061	221
Accruing loans past due 90 days or more:
Commercial & industrial loans	404	138	—
Real estate loans:
Residential real estate loans	876	638	39
Consumer and other loans:
Credit cards	10,570	4,777	155
Other consumer and other loans	14,245	10,268	1,312
Total accruing loans past due 90 days or more	26,095	15,821	1,506
Total nonperforming loans	33,175	22,882	1,727
Real estate owned	—	—	—
Repossessed assets	—	—	—
Troubled debt restructurings, accruing	—	—	—
Total nonperforming assets	$33,175	$22,882	$1,727
Total nonaccrual loans to loans receivable	0.27%	0.28%	0.01%
Total nonperforming loans to loans receivable	1.26%	0.91%	0.10%
Total nonperforming assets to total assets	1.06%	0.73%	0.07%

The following tables detail the community bank and CCBX nonperforming assets which are included in the total nonperforming assets table above.

Community Bank	As of
(dollars in thousands; unaudited)	December 31, 2022	September 30, 2022	December 31, 2021
Nonaccrual loans:
Commercial and industrial loans	$113	$94	$166
Real estate:
Construction, land and land development	66	66	—
Residential real estate	—	—	55
Commercial real estate	6,901	6,901	—
Total nonaccrual loans	7,080	7,061	221
			—
Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	—	—	—
Total nonperforming loans	7,080	7,061	221
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$7,080	$7,061	$221

CCBX	As of
(dollars in thousands; unaudited)	December 31, 2022	September 30, 2022	December 31, 2021
Nonaccrual loans	$—	$—	$—
Accruing loans past due 90 days or more:
Commercial & industrial loans	404	138	—
Real estate loans:
Residential real estate loans	876	638	39
Consumer and other loans:
Credit cards	10,570	4,777	155
Other consumer and other loans	14,245	10,268	1,312
Total accruing loans past due 90 days or more	26,095	15,821	1,506
Total nonperforming loans	26,095	15,821	1,506
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$26,095	$15,821	$1,506

About Coastal Financial
Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC.  The $3.14 billion Bank provides service through 14 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  The Bank provides banking as a service to broker-dealers, digital financial service providers, companies and brands that want to provide financial services to their customers through the Bank's CCBX segment.  To learn more about the Company visit www.coastalbank.com.
Contact
Eric Sprink, Chief Executive Officer, (425) 357-3659
Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687

Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed, our Quarterly Report on Form 10-Q for the most recent quarter, and in any of our subsequent filings with the Securities and Exchange Commission.
If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands; unaudited)

ASSETS
	December 31, 2022	September 30, 2022	December 31, 2021
Cash and due from banks	$32,722	$37,482	$14,496
Interest earning deposits with other banks	309,417	373,246	798,665
Investment securities, available for sale, at fair value	97,317	97,621	35,327
Investment securities, held to maturity, at amortized cost	1,036	1,250	1,296
Other investments	10,555	10,581	8,478
Loans held for sale	—	43,314	—
Loans receivable	2,627,256	2,507,889	1,742,735
Allowance for loan losses	(74,029)	(59,282)	(28,632)
Total loans receivable, net	2,553,227	2,448,607	1,714,103
CCBX credit enhancement asset	53,377	48,228	8,712
CCBX receivable	10,416	6,145	1,266
Premises and equipment, net	18,213	18,467	17,219
Operating lease right-of-use assets	5,018	5,293	6,105
Accrued interest receivable	17,815	13,114	8,105
Bank-owned life insurance, net	12,667	12,576	12,254
Deferred tax asset, net	18,458	13,997	6,818
Other assets	4,229	3,820	2,673
Total assets	$3,144,467	$3,133,741	$2,635,517

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$2,817,521	$2,837,066	$2,363,787
Federal Home Loan Bank ("FHLB") advances	—	—	24,999
Subordinated debt, net	43,999	24,343	24,288
Junior subordinated debentures, net	3,588	3,588	3,586
Deferred compensation	616	648	744
Accrued interest payable	684	153	357
Operating lease liabilities	5,234	5,514	6,320
Other liabilities	29,331	33,696	10,214
Total liabilities	2,900,973	2,905,008	2,434,295

SHAREHOLDERS’ EQUITY
Common stock	125,830	123,944	121,845
Retained earnings	119,998	106,880	79,373
Accumulated other comprehensive (loss) income, net of tax	(2,334)	(2,091)	4
Total shareholders’ equity	243,494	228,733	201,222
Total liabilities and shareholders’ equity	$3,144,467	$3,133,741	$2,635,517

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$61,226	$52,328	$25,134
Interest on interest earning deposits with other banks	3,097	2,273	294
Interest on investment securities	557	554	3
Dividends on other investments	150	24	115
Total interest income	65,030	55,179	25,546
INTEREST EXPENSE
Interest on deposits	11,061	5,717	516
Interest on borrowed funds	537	273	327
Total interest expense	11,598	5,990	843
Net interest income	53,432	49,189	24,703
PROVISION FOR LOAN LOSSES	33,600	18,428	8,942
Net interest income after provision for loan losses	19,832	30,761	15,761
NONINTEREST INCOME
Deposit service charges and fees	946	986	930
Gain on sales of loans, net	—	—	29
Mortgage broker fees	25	24	218
Unrealized (loss) gain on equity securities, net	(18)	(133)	(3)
Other income	273	236	397
Noninterest income, excluding BaaS program income and BaaS indemnification income	1,226	1,113	1,571
Servicing and other BaaS fees	1,001	1,079	1,421
Transaction fees	964	940	280
Interchange fees	785	738	368
Reimbursement of expenses	857	885	295
BaaS program income	3,607	3,642	2,364
BaaS credit enhancements	31,164	17,928	9,076
BaaS fraud enhancements	6,818	11,708	1,209
BaaS indemnification income	37,982	29,636	10,285
Total noninterest income	42,815	34,391	14,220
NONINTEREST EXPENSE
Salaries and employee benefits	14,399	14,506	10,541
Occupancy	1,182	1,147	1,043
Data processing and software licenses	1,768	1,670	1,494
Legal and professional fees	2,799	2,251	951
Point of sale expense	710	742	195
Excise taxes	702	588	435
Federal Deposit Insurance Corporation ("FDIC") assessments	550	850	812
Director and staff expenses	515	475	393
Marketing	109	69	107
Other expense	335	1,522	1,502
Noninterest expense, excluding BaaS loan and BaaS fraud expense	23,069	23,820	17,473
BaaS loan expense	17,215	15,560	2,368
BaaS fraud expense	6,819	11,707	1,209
BaaS loan and fraud expense	24,034	27,267	3,577
Total noninterest expense	47,103	51,087	21,050
Income before provision for income taxes	15,544	14,065	8,931
PROVISION FOR INCOME TAXES	2,426	2,964	1,641
NET INCOME	$13,118	$11,101	$7,290
Basic earnings per common share	$1.01	$0.86	$0.60
Diluted earnings per common share	$0.96	$0.82	$0.57
Weighted average number of common shares outstanding:
Basic	13,030,726	12,938,200	12,144,452
Diluted	13,603,978	13,536,823	12,701,464

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Twelve Months Ended
	December 31, 2022	December 31, 2021
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$183,352	$82,112
Interest on interest earning deposits with other banks	6,728	608
Interest on investment securities	1,745	79
Dividends on other investments	345	284
Total interest income	192,170	83,083
INTEREST EXPENSE
Interest on deposits	19,004	2,327
Interest on borrowed funds	1,391	1,319
Total interest expense	20,395	3,646
Net interest income	171,775	79,437
PROVISION FOR LOAN LOSSES	79,064	9,915
Net interest income after provision for loan losses	92,711	69,522
NONINTEREST INCOME
Deposit service charges and fees	3,804	3,698
Loan referral fees	810	2,126
Gain on sales of loans, net	—	396
Mortgage broker fees	257	920
Unrealized (loss) gain on equity securities, net	(153)	1,469
Gain on sale of bank branch including deposits and loans, net	—	1,263
Other income	1,087	939
Noninterest income, excluding BaaS program income and BaaS indemnification income	5,805	10,811
Servicing and other BaaS fees	4,408	4,467
Transaction fees	3,211	544
Interchange fees	2,583	701
Reimbursement of expenses	2,732	1,004
BaaS program income	12,934	6,716
BaaS credit enhancements	76,374	9,086
BaaS fraud enhancements	29,571	1,505
BaaS indemnification income	105,945	10,591
Total noninterest income	124,684	28,118
NONINTEREST EXPENSE
Salaries and employee benefits	52,228	37,101
Occupancy	4,548	4,128
Data processing and software licenses	6,487	4,951
Legal and professional fees	6,760	3,133
Point of sale expense	2,109	671
Excise taxes	2,204	1,589
Federal Deposit Insurance Corporation ("FDIC") assessments	2,859	1,632
Director and staff expenses	1,711	1,205
Marketing	351	451
Other expense	4,652	3,921
Noninterest expense, excluding BaaS loan and BaaS fraud expense	83,909	58,782
BaaS loan expense	53,294	2,976
BaaS fraud expense	29,571	1,505
BaaS loan and fraud expense	82,865	4,481
Total noninterest expense	166,774	63,263
Income before provision for income taxes	50,621	34,377
PROVISION FOR INCOME TAXES	9,996	7,372
NET INCOME	$40,625	$27,005
Basic earnings per common share	$3.14	$2.25
Diluted earnings per common share	$3.01	$2.16
Weighted average number of common shares outstanding:
Basic	12,949,266	12,022,954
Diluted	13,514,952	12,521,426

COASTAL FINANCIAL CORPORATION
AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Assets
Interest earning assets:
Interest earning deposits	$329,354	$3,097	3.73%	$397,621	$2,273	2.27%	$751,805	$294	0.16%
Investment securities, available for sale (2)	100,269	550	2.18	102,438	545	2.11	35,517	5	0.06
Investment securities, held to maturity (2)	1,235	7	2.25	1,257	9	2.84	1,507	(2)	(0.53)
Other investments	10,592	150	5.62	10,520	24	0.91	8,411	115	5.42
Loans receivable (3)	2,603,962	61,226	9.33	2,452,815	52,328	8.46	1,683,310	25,134	5.92
Total interest earning assets	3,045,412	65,030	8.47	2,964,651	55,179	7.38	2,480,550	25,546	4.09
Noninterest earning assets:
Allowance for loan losses	(58,440)			(51,259)			(20,242)
Other noninterest earning assets	141,624			128,816			76,343
Total assets	$3,128,596			$3,042,208			$2,536,651

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$2,006,679	$11,061	2.19%	$1,953,170	$5,717	1.16%	$962,128	$516	0.21%
FHLB advances and borrowings	5	—	—	—	—	—	25,000	72	1.14
Subordinated debt	37,455	484	5.13	24,331	234	3.82	24,276	234	3.82
Junior subordinated debentures	3,588	53	5.86	3,587	39	4.31	3,586	21	2.32
Total interest bearing liabilities	2,047,727	11,598	2.25	1,981,088	5,990	1.20	1,014,990	843	0.33
Noninterest bearing deposits	807,794			807,952			1,336,161
Other liabilities	34,944			25,662			13,308
Total shareholders' equity	238,131			227,506			172,192
Total liabilities and shareholders' equity	$3,128,596			$3,042,208			$2,536,651
Net interest income		$53,432			$49,189			$24,703
Interest rate spread			6.22%			6.18%			3.76%
Net interest margin (4)			6.96%			6.58%			3.95%
(1)Yields and costs are annualized.
(2)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3)Includes loans held for sale and nonaccrual loans.
(4)Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION
SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT - QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	December 31, 2022				September 30, 2022			December 31, 2021
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)		Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Community Bank
Assets
Loans receivable (2)	$1,609,882	$23,140	5.70%		$1,559,160	$20,879	5.31%	$1,439,272	$21,363	5.89%
Liabilities
Interest bearing deposits	864,001	1,502	0.69		901,339	642	0.28	920,125	482	0.21
Noninterest bearing deposits	737,812				735,038			715,267
Total deposits	1,601,813	1,502	0.37		1,636,377	642	0.16	1,635,392	482	0.12
Interest rate spread			5.33%	5.33%			5.16%			5.77%

CCBX
Assets
Loans receivable (2)(3)	$994,080	$38,086	15.20%		$893,655	$31,449	13.96%	$244,038	$3,771	6.13%
Liabilities
Interest bearing deposits	1,142,678	9,559	3.32		1,051,831	5,075	1.91	42,003	34	0.32
Noninterest bearing deposits	69,982				72,914			620,894
Total deposits	1,212,660	9,559	3.13	1.79	1,124,745	5,075	1.79	662,897	34	0.02
Interest rate spread			12.07%				12.17%			6.11%
Net Baas loan income interest rate spread (4)			5.20%				5.26%			2.26%
(1)Yields and costs are annualized.
(2)Includes loans held for sale and nonaccrual loans.
(3)CCBX yield  does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements and servicing CCBX loans.
(4)A reconciliation of non-GAAP measures are set forth at the end of this earnings release.

COASTAL FINANCIAL CORPORATION
AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE
(Dollars in thousands; unaudited)

	For the Twelve Months Ended
	December 31, 2022			December 31, 2021
(dollars in thousands; unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Assets
Interest earning assets:
Interest earning deposits	$515,967	$6,728	1.30%	$402,081	$608	0.15%
Investment securities, available for sale (2)	91,970	1,710	1.86	27,908	49	0.18
Investment securities, held to maturity (2)	1,266	35	2.76	2,137	30	1.40
Other investments	10,146	345	3.40	7,052	284	4.03
Loans receivable (3)	2,257,787	183,352	8.12	1,688,925	82,112	4.86
Total interest earning assets	2,877,136	192,170	6.68	2,128,103	83,083	3.90
Noninterest earning assets:
Allowance for loan losses	(46,769)			(19,870)
Other noninterest earning assets	119,817			74,088
Total assets	$2,950,184			$2,182,321

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$1,724,020	$19,004	1.10%	$910,106	$2,327	0.26%
PPPLF borrowings	—	—	0.00	68,699	240	0.35
FHLB advances and borrowings	6,029	69	1.14	24,999	284	1.14
Subordinated debt	27,626	1,179	4.27	15,379	711	4.62
Junior subordinated debentures	3,587	143	3.99	3,585	84	2.34
Total interest bearing liabilities	1,761,262	20,395	1.16	1,022,768	3,646	0.36
Noninterest bearing deposits	942,087			989,945
Other liabilities	24,097			12,926
Total shareholders' equity	222,738			156,682
Total liabilities and shareholders' equity	$2,950,184			$2,182,321
Net interest income		$171,775			$79,437
Interest rate spread			5.52%			3.54%
Net interest margin (4)			5.97%			3.73%
(1)Yields and costs are annualized.
(2)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3)Includes loans held for sale and nonaccrual loans.
(4)Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION
SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT – YEAR-TO-DATE
(Dollars in thousands; unaudited)

	For the Twelve Months Ended
	December 31, 2022			December 31, 2021
(dollars in thousands; unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Community Bank
Assets
Loans receivable (2)	$1,515,395	$80,544	5.32%	$1,542,621	$75,580	4.90%
Liabilities
Interest bearing deposits	905,447	2,896	0.32	877,389	2,228	0.25
Noninterest bearing deposits	733,104			674,509
Total deposits	$1,638,551	$2,896	0.18	$1,551,898	$2,228	0.14
Interest rate spread			5.14%			4.76%

CCBX
Assets
Loans receivable (2)(3)	$742,392	$102,808	13.85%	$146,304	$6,532	4.46%
Liabilities
Interest bearing deposits	818,573	16,108	1.97	32,717	99	0.30
Noninterest bearing deposits	208,983			315,436
Total deposits	$1,027,556	$16,108	1.57	$348,153	$99	0.03
Interest rate spread			12.28%			4.43%
Net BaaS loan income interest rate spread (4)			5.10%			2.40%
(1)Yields and costs are annualized.
(2)Includes loans held for sale and nonaccrual loans.
(3)CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements and servicing CCBX loans.
(4)A reconciliation of non-GAAP measures are set forth at the end of this earnings release.

COASTAL FINANCIAL CORPORATION
QUARTERLY STATISTICS
(Dollars in thousands, except share and per share data; unaudited)

	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Income Statement Data:
Interest and dividend income	$65,030	$55,179	$41,819	$30,142	$25,546
Interest expense	11,598	5,990	1,933	874	843
Net interest income	53,432	49,189	39,886	29,268	24,703
Provision for loan losses	33,600	18,428	14,094	12,942	8,942
Net interest income after provision for loan losses	19,832	30,761	25,792	16,326	15,761
Noninterest income	42,815	34,391	25,492	21,986	14,220
Noninterest expense	47,103	51,087	38,169	30,415	21,050
Provision for income tax	2,426	2,964	2,939	1,667	1,641
Net income	13,118	11,101	10,176	6,230	7,290

	As of and for the Three Month Period
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Balance Sheet Data:
Cash and cash equivalents	$342,139	$410,728	$405,689	$682,109	$813,161
Investment securities	98,353	98,871	109,821	136,177	36,623
Loans held for sale	—	43,314	60,000	—	—
Loans receivable	2,627,256	2,507,889	2,334,354	1,964,209	1,742,735
Allowance for loan losses	(74,029)	(59,282)	(49,358)	(38,770)	(28,632)
Total assets	3,144,467	3,133,741	2,969,722	2,833,750	2,635,517
Interest bearing deposits	2,042,509	2,023,849	1,879,253	1,738,426	1,007,879
Noninterest bearing deposits	775,012	813,217	818,052	838,044	1,355,908
Core deposits (1)	2,686,528	2,727,830	2,584,831	2,460,954	2,249,573
Total deposits	2,817,521	2,837,066	2,697,305	2,576,470	2,363,787
Total borrowings	47,587	27,931	27,911	27,893	52,873
Total shareholders’ equity	243,494	228,733	217,661	207,920	201,222

Share and Per Share Data (2):
Earnings per share – basic	$1.01	$0.86	$0.79	$0.48	$0.60
Earnings per share – diluted	$0.96	$0.82	$0.76	$0.46	$0.57
Dividends per share	—	—	—	—	—
Book value per share (3)	$18.50	$17.66	$16.81	$16.08	$15.63
Tangible book value per share (4)	$18.50	$17.66	$16.81	$16.08	$15.63
Weighted avg outstanding shares – basic	13,030,726	12,938,200	12,928,061	12,898,746	12,144,452
Weighted avg outstanding shares – diluted	13,603,978	13,536,823	13,442,013	13,475,337	12,701,464
Shares outstanding at end of period	13,161,147	12,954,573	12,948,623	12,928,548	12,875,315
Stock options outstanding at end of period	438,103	644,334	655,844	666,774	694,519
See footnotes on following page

	As of and for the Three Month Period
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Credit Quality Data:
Nonperforming assets (5) to total assets	1.06%	0.73%	0.09%	0.08%	0.07%
Nonperforming assets (5) to loans receivable and OREO	1.26%	0.91%	0.11%	0.12%	0.10%
Nonperforming loans (5) to total loans receivable	1.26%	0.91%	0.11%	0.12%	0.10%
Allowance for loan losses to nonperforming loans	224.4%	259.1%	849.4%	1653.3%	1657.9%
Allowance for loan losses to total loans receivable	2.82%	2.36%	2.11%	1.97%	1.64%
Gross charge-offs	$18,886	$8,513	$3,542	$2,808	$579
Gross recoveries	$33	$9	$36	$4	$47
Net charge-offs to average loans (6)	2.87%	1.38%	0.64%	0.64%	0.13%

Capital Ratios (7):
Tier 1 leverage capital	7.97%	7.70%	7.68%	7.75%	8.07%
Common equity Tier 1 risk-based capital	8.95%	8.49%	8.51%	9.71%	11.06%
Tier 1 risk-based capital	9.08%	8.62%	8.65%	9.88%	11.26%
Total risk-based capital	11.99%	10.80%	10.88%	12.30%	13.89%
(1)Core deposits are defined as all deposits excluding brokered and all time deposits.
(2)Share and per share amounts are based on total actual or average common shares outstanding, as applicable.
(3)We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.
(4)Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.
(5)Nonperforming assets and nonperforming loans include loans 90+ days past due and accruing interest.
(6)Annualized calculations.
(7)Capital ratios are for the Company, Coastal Financial Corporation.

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.
However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
The following non-GAAP measure is presented to illustrate the impact of BaaS credit enhancements and BaaS fraud enhancements on total revenue.
Revenue excluding BaaS credit enhancements and BaaS fraud enhancements is a non-GAAP measure that excludes the impact of BaaS credit enhancements and BaaS fraud enhancements on revenue. The most directly comparable GAAP measure is revenue.
Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended			As of and for the Twelve Months Ended
(dollars in thousands, unaudited)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Revenue excluding BaaS credit enhancements and BaaS fraud enhancements:
Total net interest income	$53,432	$49,189	$24,703	$171,775	$79,437
Total noninterest income	42,815	34,391	14,220	124,684	28,118
Total Revenue	$96,247	$83,580	$38,923	$296,459	$107,555
Less: BaaS credit enhancements	(31,164)	(17,928)	(9,076)	(76,374)	(9,086)
Less: BaaS fraud enhancements	(6,818)	(11,708)	(1,209)	(29,571)	(1,505)
Total revenue excluding BaaS credit enhancements and BaaS fraud enhancements	$58,265	$53,944	$28,638	$190,514	$96,964
The following non-GAAP measure is presented to illustrate the impact of BaaS loan expense on net loan income, yield on CCBX loans and interest rate spread.
Net BaaS loan income divided by average CCBX loans is a non-GAAP measure that includes the impact BaaS loan expense on net BaaS loan income and the yield on CCBX loans. The most directly comparable GAAP measure is yield on CCBX loans.
Net BaaS loan interest income interest rate spread is a non-GAAP measure that includes the impact of BaaS loan expense on interest rate spread. The most directly comparable GAAP measure is interest rate spread.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended			As of and for the Twelve Months Ended
(dollars in thousands; unaudited)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net BaaS loan income divided by average CCBX loans:
CCBX loan yield (GAAP)	15.20%	13.96%	6.13%	13.85%	4.46%
Total average CCBX loans receivable	$994,080	$893,655	$244,038	$742,392	$146,304
Interest and earned fee income on CCBX loans (GAAP)	38,086	31,449	3,771	102,808	6,532
Less: loan expense on CCBX loans	(17,215)	(15,560)	(2,368)	(53,294)	(2,976)
Net BaaS loan income	$20,871	$15,889	$1,403	$49,514	$3,556
Net BaaS loan income divided by average CCBX loans	8.33%	7.05%	2.28%	6.67%	2.43%
Net BaaS loan income interest rate spread:
CCBX interest rate spread (GAAP)	12.07%	12.17%	6.11%	12.28%	4.43%
Net BaaS loan income divided by average CCBX loans	8.33%	7.05%	2.28%	6.67%	2.43%
CCBX cost of funds	3.13%	1.79%	0.02%	1.57%	0.03%
Net BaaS loan income interest rate spread	5.20%	5.26%	2.26%	5.10%	2.40%

APPENDIX A -
As of December 31, 2022
Industry Concentration
We have a diversified loan portfolio, representing a wide variety of industries. Our major categories of loans are commercial real estate, consumer and other loans, residential real estate, commercial and industrial, and construction, land and land development loans. Together they represent $2.63 billion in outstanding loan balances. When combined with $2.29 billion in unused commitments the total of these categories is $4.92 billion.
Commercial real estate loans represent the largest segment of our loans, comprising 39.8% of our total balance of outstanding loans as of December 31, 2022. Unused commitments to extend credit represents an additional $35.8 million, and the combined total exposure in commercial real estate loans represents $1.08 billion, or 22.0% of our total outstanding loans and loan commitments.
The following table summarizes our exposure by industry for our commercial real estate portfolio as of December 31, 2022:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Apartments	$215,371	$5,912	$221,283	4.5%	$2,564	84
Hotel/Motel	160,938	4,101	165,039	3.4	5,961	27
Office	101,205	3,744	104,949	2.1	1,043	97
Retail	82,257	4,116	86,373	1.8	904	91
Convenience Store	91,075	4,336	95,411	1.9	1,786	51
Mixed use	83,640	4,632	88,272	1.8	950	88
Warehouse	77,716	1,862	79,578	1.6	1,439	54
Manufacturing	38,694	1,780	40,474	0.8	1,138	34
Strip Mall	45,873	—	45,873	0.9	5,734	8
Mini Storage	47,380	1,287	48,667	1.0	2,961	16
Groups < 0.70% of total	104,603	4,005	108,608	2.2	1,260	83
Total	$1,048,752	$35,775	$1,084,527	22.0%	$1,657	633
Consumer loans comprise 23.2% of our total balance of outstanding loans as of December 31, 2022. Unused commitments to extend credit represents an additional $812.2 million, and the combined total exposure in consumer and other loans represents $1.42 billion, or 28.9% of our total outstanding loans and loan commitments. As illustrated in the table below, our CCBX partners bring in a large number of mostly smaller dollar loans, resulting in an average consumer loan of just $1,400. CCBX consumer loans are underwritten to CCBX credit standards and underwriting of these loans is regularly tested.

The following table summarizes our exposure by industry for our consumer and other loan portfolio as of December 31, 2022:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX consumer loans
Installment loans	$320,017	$—	$320,017	6.5%	$1.5	211,547
Credit cards	279,644	810,419	1,090,063	22.1	1.5	189,642
Lines of credit	4,822	689	5,511	0.1	0.3	14,349
Other loans	2,563	—	2,563	0.1	0.1	17,987
Community bank consumer loans
Lines of credit	162	1,116	1,278	0.0	3.4	47
Installment loans	1,351	—	1,351	0.1	42.2	32
Other loans	212	—	212	0.0	0.6	332
Total	$608,771	$812,224	$1,420,995	28.9%	$1.4	433,936
(1)Total exposure on CCBX loans is subject to portfolio maximum limits.
Residential real estate loans comprise 17.1% of our total balance of outstanding loans as of December 31, 2022. Unused commitments to extend credit represents an additional $442.2 million, and the combined total exposure in residential real estate loans represents $891.4 million, or 18.1% of our total outstanding loans and loan commitments.
The following table summarizes our exposure by industry for our commercial and industrial loan portfolio as of December 31, 2022:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure(1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX residential real estate loans
Home equity line of credit	$244,576	$396,652	$641,228	13.0%	$28	8,607
Community bank residential real estate loans
Closed end, secured by first liens	178,901	4,625	183,526	3.7	604	296
Home equity line of credit	15,853	39,005	54,858	1.2	79	200
Closed end, second liens	9,827	1,912	11,739	0.2	351	28
Total	$449,157	$442,194	$891,351	18.1%	$49	9,131
(1)Total exposure on CCBX loans is subject to portfolio maximum limits.
Commercial and industrial loans comprise 11.8% of our total balance of outstanding loans as of December 31, 2022. Unused commitments to extend credit represents an additional $856.6 million, and the combined total exposure in commercial and industrial loans represents $1.17 billion, or 23.8% of our total outstanding loans and loan commitments. Included in commercial and industrial loans is $146.0 million in outstanding capital call lines, with an additional $772.7 million in available loan commitments, which is provided to venture capital firms through one of our CCBX BaaS clients.

These loans are secured by the capital call rights and are individually underwritten to the Bank’s credit standards and the underwriting is reviewed by the Bank on every line.
The following table summarizes our exposure by industry for our commercial and industrial loan portfolio as of December 31, 2022:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Capital Call Lines (1)	$146,029	$772,732	$918,761	18.7%	$859	170
Construction/Contractor Services	20,714	32,508	53,222	1.1	114	181
Financial Institutions	45,149	—	45,149	0.9	4,104	11
Manufacturing	13,341	4,854	18,195	0.4	222	60
Medical / Dental / Other Care	21,790	2,464	24,254	0.5	726	30
Retail	15,991	6,245	22,236	0.4	26	623
Groups < 0.30% of total	49,614	37,811	87,425	1.8	163	305
Total	$312,628	$856,614	$1,169,242	23.8%	$227	1,380
(1)Total exposure on CCBX loans is subject to portfolio maximum limits.
Construction, land and land development loans comprise 8.1% of our total balance of outstanding loans as of December 31, 2022. Unused commitments to extend credit represents an additional $142.5 million, and the combined total exposure in construction, land and land development loans represents $356.6 million, or 7.2% of our total outstanding loans and loan commitments.
The following table details our exposure for our construction, land and land development portfolio as of December 31, 2022:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Commercial construction	$100,714	$100,647	$201,361	4.1%	$4,196	24
Residential construction	32,879	26,708	59,587	1.2	865	38
Undeveloped land loans	44,578	7,653	52,231	1.1	2,972	15
Developed land loans	20,167	4,315	24,482	0.5	672	30
Land development	15,717	3,219	18,936	0.3	827	19
Total	$214,055	$142,542	$356,597	7.2%	$1,699	126

APPENDIX B -
As of December 31, 2022
CCBX – BaaS Reporting Information
During the quarter ended December 31, 2022, $31.2 million was recorded in BaaS credit enhancements related to the provision for loan losses and reserve for unfunded commitments for CCBX partner loans and negative deposit accounts. Agreements with our CCBX partners provide for a credit enhancement provided by the partner which protects the Bank by absorbing incurred losses. In accordance with accounting guidance, we estimate and record a provision for probable losses for these CCBX loans and negative deposit accounts. When the provision for loan losses and provision for unfunded commitments is recorded, a receivable is also recorded on the balance sheet through noninterest income (BaaS credit enhancements) in recognition of the CCBX partner legal commitment to cover losses. The receivable is relieved as credit enhancement recoveries are received from the CCBX partner. Agreements with our CCBX partners also provide protection to the Bank from fraud by absorbing incurred fraud losses. Partner fraud includes noncredit fraud losses on loans and deposits originated through partners. Fraud losses are recorded when incurred as losses in noninterest expense, and the enhancement received from the CCBX partner is recorded in noninterest income, resulting in a net impact of zero to the income statement. CCBX partners also pledge a cash reserve account at the Bank which the Bank can collect from when losses occur that is then replenished by the partner on a regular interval. Although agreements with our CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses by absorbing incurred credit and fraud losses, if our partner is unable to fulfill their contracted obligations to replenish their cash reserve account then the bank would be exposed to additional loan and deposit losses, as a result of this counterparty risk. If a CCBX partner does not replenish their cash reserve account then the Bank can declare the agreement in default, take over servicing and cease paying the partner for servicing the loan and providing credit enhancements. The Bank would write-off any remaining receivable from the CCBX partner but would retain the full yield on the loan going forward, and BaaS loan expense would decrease once default occurred and payments to the CCBX partner were stopped.
For CCBX partner loans the Bank records contractual interest earned from the borrower on loans in interest income, adjusted for origination costs which are paid or payable to the CCBX partner. BaaS loan expense represents the amount paid or payable to partners for credit enhancements and servicing CCBX loans. To determine net revenue (Net BaaS loan income) earned from CCBX loan relationships, the Bank takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income(3) which can be compared to interest income on the Company’s community bank loans.
The following table illustrates how CCBX partner loan income and expenses are recorded in the financial statements:

Loan income and related loan expense	Three Months Ended			Twelve Months Ended
(dollars in thousands; unaudited)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Yield on loans (2)	15.20%	13.96%	6.13%	13.85%	4.46%
BaaS loan interest income	$38,086	$31,449	$3,771	$102,808	$6,532
Less: BaaS loan expense	17,215	15,560	2,368	53,294	2,976
Net BaaS loan income (1)	20,871	15,889	1,403	49,514	3,556
Net BaaS loan income divided by average BaaS loans (1)	8.33%	7.05%	2.28%	6.67%	2.43%
(1) A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.
(2)Annualized calculation for quarterly periods shown.
The addition of new CCBX partners and increased activity has resulted in increases in interest, direct fees and expenses for the quarter ended December 31, 2022 compared to the quarters ended September 30, 2022 and December 31, 2021. The following tables are a summary of the interest components, direct fees, and expenses of BaaS for the periods indicated and are not inclusive of all income and expense related to BaaS.

Interest income	Three Months Ended			Twelve Months Ended
(dollars in thousands; unaudited)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Loan interest income	$38,086	$31,449	$3,771	$102,808	$6,532
Total BaaS interest income	$38,086	$31,449	$3,771	$102,808	$6,532
(3) A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.

Interest expense	Three Months Ended			Twelve Months Ended
(dollars in thousands; unaudited)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
BaaS interest expense	$9,559	$5,075	$34	$16,108	$99
Total BaaS interest expense	$9,559	$5,075	$34	$16,108	$99

BaaS income	Three Months Ended			Twelve Months Ended
(dollars in thousands; unaudited)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Program income:
Servicing and other BaaS fees	$1,001	$1,079	$1,421	$4,408	$4,467
Transaction fees	964	940	280	3,211	544
Interchange fees	785	738	368	2,583	701
Reimbursement of expenses	857	885	295	2,732	1,004
Program income	3,607	3,642	2,364	12,934	6,716
Indemnification income:
Credit enhancements	31,164	17,928	9,076	76,374	9,086
Fraud enhancements	6,818	11,708	1,209	29,571	1,505
Indemnification income	37,982	29,636	10,285	105,945	10,591
Total BaaS income	$41,589	$33,278	$12,649	$118,879	$17,307

BaaS loan and fraud expense	Three Months Ended			Twelve Months Ended
(dollars in thousands; unaudited)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
BaaS loan expense	$17,215	$15,560	$2,368	$53,294	$2,976
BaaS fraud expense	6,819	11,707	1,209	29,571	1,505
Total BaaS loan and fraud expense	$24,034	$27,267	$3,577	$82,865	$4,481